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                       [LETTERHEAD OF PARSON & BROWN LLP]







                                                   May 20, 1997

U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York   10962

               RE:    REGISTRATION STATEMENT ON FORM S-8
                      ----------------------------------

Ladies and Gentlemen:

               We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about May 20, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 852,498 shares of your Common Stock (the "Shares"), which are reserved for issuance pursuant to the 1997 Employee Stock Option Plan and the Director Stock Option Plan (the "Plans"). As your legal counsel in connection with this transaction, we have examined the proceedings taken or proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

               It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares pursuant to the Plans, the Shares, when issued and sold in the manner referred to in the Plans, will be legally and validly issued, fully paid and nonassessable.






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U.S.B. Holding Co., Inc.               -2-                          May 20, 1997


               We consent to the use of this opinion as an exhibit to the Registration Statement and any subsequent amendment thereto.

                                                   Very truly yours,



                                                   PARSON & BROWN LLP




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